Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Alan D. Martin

(815) 432-2476

IF BANCORP, INC. ANNOUNCES COMPLETION DATE

FOR CONVERSION AND STOCK OFFERING

Watseka, Illinois, July 1, 2011: IF Bancorp, Inc. (the “Company”), the proposed holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced today that on June 30, 2011, the Association’s members approved the plan of conversion pursuant to which the Association will convert to the stock holding company form of organization. The Company expects that the conversion will close on Thursday, July 7, 2011, and that shares of IF Bancorp, Inc. common stock will begin trading on Friday, July 8, 2011, on the NASDAQ Capital Market under the symbol “IROQ.”

IF Bancorp, Inc. expects to sell 4,496,500 shares of its common stock at $10.00 per share for gross proceeds of $44,965,000. The Association’s members also approved the contribution of $450,000 and 314,755 shares of Company common stock to Iroquois Federal Foundation, Inc., a not-for-profit charitable foundation that the Association has established in connection with the stock offering.

The Board of Directors, Officers and Employees of Iroquois Federal Savings and Loan Association express their gratitude for the overwhelming support for the offering by their customers and look forward to serving the needs of their customers and stockholders in the future.

The Company’s offering was oversubscribed by eligible account holders of Iroquois Federal Savings and Loan Association, i.e., depositors having eligible accounts as of February 28, 2010. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and set forth in the Association’s plan of conversion. The order for the Association’s tax-qualified Employee Stock Ownership Plan will also be filled in full. Other depositors and borrowers will not have their orders filled.

If you are an eligible account holder, i.e., a depositor having an eligible account as of February 28, 2010, and would like to confirm your allocation, allocation information will be available online at https://allocations.kbw.com, beginning at 9:00 a.m. Central Time on July 5, 2011. You may also contact the Conversion Center at (877) 298-6520, which will be open from 9:00 a.m. until 5:00 p.m., Central Time, on July 5, 2011 and July 6, 2011 for this purpose. Stock certificates and subscription refunds will be processed promptly after the close of the transaction.

Iroquois Federal Savings and Loan Association is a federally chartered savings association headquartered in Watseka, Illinois. The Association provides financial services primarily to individuals, families and businesses through its four full-service banking offices located in the Illinois municipalities of Watseka, Danville, Clifton and Hoopeston and its loan production and wealth management office in Osage Beach, Missouri.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus. The shares of common stock are not savings accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

This news release contains certain forward-looking statements about the proposed stock offering of IF Bancorp, Inc. These include statements regarding the anticipated completion date of the conversion and stock offering and the trading market for the shares of common stock.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in receipt of an updated appraisal, the necessary regulatory approvals and consummation of the conversion and offering, changes in general economic conditions, changes in the interest rate environment, legislative and regulatory changes, changes in the securities markets and changes in consumer spending, borrowing and savings habits.